   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1997


                                                      REGISTRATION NO. 333-34131

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3

                                AMENDMENT NO. 1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            UROHEALTH SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                       DELAWARE                                       98-0122944
   (State or other jurisdiction of incorporation or
                     organization)                       (I.R.S. Employer Identification No.)

                            ------------------------

                            5 CIVIC PLAZA, SUITE 100
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 668-5858
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                               CHARLES A. LAVERTY
                            CHIEF EXECUTIVE OFFICER
                            UROHEALTH SYSTEMS, INC.
                            5 CIVIC PLAZA, SUITE 100
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 668-5858
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

                          ROBERT M. MATTSON, JR., ESQ.
                            MORRISON & FOERSTER LLP
                           19900 MACARTHUR BOULEVARD
                                   SUITE 1200
                            IRVINE, CALIFORNIA 92612
                                 (714) 251-7500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] ____________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] ____________________

                        CALCULATION OF REGISTRATION FEE


====================================================================================================
                                                                        PROPOSED
                                                        PROPOSED        MAXIMUM
                                        AMOUNT          MAXIMUM        AGGREGATE       AMOUNT OF
      TITLE OF SECURITIES               TO BE        OFFERING PRICE     OFFERING      REGISTRATION
       TO BE REGISTERED             REGISTERED(1)     PER SHARE(1)      PRICE(1)          FEE
----------------------------------------------------------------------------------------------------
Common Stock, $.001 par
  value........................     996,600 shares       $4.50         $4,484,700      $1,359(2)
Warrants.......................        110,000           N/A(3)          N/A(3)          N/A(3)
====================================================================================================


(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c).


(2) Previously paid.



(3) No separate registration fee is required in accordance with Rule 457(g).

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS
EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1997


PROSPECTUS

                            UROHEALTH SYSTEMS, INC.
                                110,000 WARRANTS

                         996,600 SHARES OF COMMON STOCK
                            ------------------------

     The registration statement (the "Registration Statement") of which this Prospectus forms a part, registers the offer and sale by the holders named herein or by their transferees, pledgees, donees or their successors (the "Selling Security Holders") of Urohealth Systems, Inc. ("Urohealth" or the "Company") of (i) 110,000 warrants (the "Warrants") to purchase up to an aggregate of 996,600 shares of Common Stock, $.001 par value per share, of the Company ("Common Stock," and together with the Warrants, the "Securities") and
(ii) the up to 996,600 shares of Common Stock issuable upon exercise of the Warrants. Of the 996,600 shares of Common Stock registered herein, all of the shares are issuable upon exercise of the Warrants. The holders acquired the outstanding Warrants offered hereby from the Company in connection with the issuance and sale pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's 12 1/2% Senior Subordinated Notes due 2004 and Warrants in April 1997. See "Selling Security Holders" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Warrants or the sale of the shares of Common Stock offered hereby. The Warrants are exercisable at an exercise price, subject to adjustment, of $9.50, commencing June 30, 1998 through the close of business on April 1, 2004. To the extent that any of the Warrants are exercised, the Company will use the proceeds thereof for general corporate purposes. See "Use of Proceeds." The Common Stock of the Company is listed on The Nasdaq National
Market under the symbol "UROH." On             , 1997, the last reported sale
price of the Common Stock was $     per share. See "Price Range of Common Stock
and Dividends." Prior to this offering there has been no public market for the Warrants and the Company does not intend to apply for listing or quotation of the Warrants on any securities exchange or stock market.

     The Selling Security Holders directly, through agents designated from time to time, or through dealers or underwriters also to be designated may sell the Warrants and the Common Stock from time to time on terms to be determined at the time of sale. The effectiveness of the Registration Statement of which this Prospectus constitutes a part is expected to terminate on the earlier of April 1, 2004 and the date on which all of the Warrants and shares of Common Stock have been sold.

     To the extent required, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or by filing a post-effective amendment to the registration statement of which this Prospectus is a part. See "Plan of Distribution."

     The Company will not receive any proceeds from this offering. The aggregate proceeds to the Selling Security Holders from the sale of the Warrants and the Common Stock will be the purchase price less the aggregate agent's commissions and underwriter's discounts, if any. The Company by agreement will pay substantially all of the other expenses of this offering. See "Plan of Distribution" herein for a description of the indemnification arrangements for the agents, dealers and underwriters.

     The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Warrants and the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS IS                     , 1997.

                             AVAILABLE INFORMATION


     Urohealth Systems, Inc. ("Urohealth" or the "Company") is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 75 Park Place, 14th Floor, New York, New York 10017. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file reports electronically with the Commission.


     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information concerning the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission's Public Reference Section at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company hereby incorporates by reference in this Prospectus the following documents, which have been filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended March 31, 1997, as amended on July 29, 1997 and September 2, 1997 (Commission file no. 1-11150); (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (Commission file no. 1-11150); (iii) the Company's Current Report on Form 8-K, dated April 28, 1997 (Commission file no. 1-11150);
(iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated November 22, 1996 (Commission file no. 1-11150); and (v) the reports of independent auditors and financial statements of Richard-Allan Medical Industries, Inc. and X-Cardia Corporation and unaudited pro forma condensed consolidated financial information set forth at pages F-36 to F-64 in the Company's Registration Statement on Form S-4 (No. 333-26503).


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (excluding exhibits to the information that is incorporated herein by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Kevin M. Higgins, Senior Vice President and General Counsel, Urohealth Systems, Inc., 5 Civic Plaza, Suite 100, Newport Beach, California 92660; telephone number (714) 668-5858.

     Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed incorporated document or in any accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

OVERVIEW

     Urohealth is a developer, manufacturer and distributor of products for the urology, minimally invasive and general surgery, and gynecology markets (the "Target Markets"). The Company has a broad offering of products used by healthcare professionals for patients suffering from impotence, incontinence and other gynecological and urological disorders, and other conditions requiring minimally invasive and general surgery. In October 1994, under the leadership of new management, the Company adopted and began to implement a strategic plan which took advantage of consolidation opportunities in the highly fragmented medical products industry. Management's strategy was to position the Company to benefit from the competitive advantages and operating efficiencies inherent in an infrastructure which combines an experienced management team, sophisticated and efficient manufacturing facilities and a large sales force.

     The Company's strategy is to: (i) expand the range of products to its growing Target Markets; (ii) leverage its sales force to increase sales of its existing, newly acquired and recently developed products, including sales through distributors and group purchasing organizations; (iii) further capitalize on efficiencies and synergies available by continuing to consolidate manufacturing of existing and acquired products into the Company's existing manufacturing operations; (iv) continue to acquire and develop additional innovative products and product lines, including products to serve the gynecology market; and (v) develop and expand an international sales and marketing presence to capitalize on opportunities it identifies in selected developed countries.

RECENT DEVELOPMENTS

     Pending Acquisition of Imagyn. On April 19, 1997, the Company entered into an agreement to acquire Imagyn Medical, Inc. ("Imagyn") in a stock-for-stock merger. Imagyn is a developer of micro-invasive systems to diagnose and treat gynecological and reproductive disorders. Imagyn's products enable physicians to atraumatically access and visualize all the organs of the female reproductive system. Imagyn's primary platform, the MicroLap System, is a microendoscopy system. MicroLap is a 2 mm microlaparoscope with resolution and light efficiency characteristics which rival the conventional laparoscopes used in hospitals, thereby allowing physicians to perform a wide range of gynecological procedures in all clinical settings. Imagyn's MicroSpan microhysteroscopy system, which incorporates the same high resolution optics found in Imagyn's MicroLap microlaparoscopy system, includes a 1.6 mm hysteroscope and a MicroSpan Sheath designed to allow atraumatic access to the uterus without cervical dilation. Imagyn's third platform is the Ovation System, which is used for visual evaluation of the fallopian tubes. The acquisition is subject to approval by the stockholders of the Company and Imagyn and to other customary closing conditions. If the Merger is consummated, the Company will issue approximately
11.4 million shares of its Common Stock in exchange for the outstanding Imagyn Common Stock.

     Placement of Senior Subordinated Notes. On April 10, 1997, the Company completed the private placement (the "Note Offering") of $110 million aggregate principal amount of its 12.5% Senior Subordinated Notes due 2004 (the "Notes"). The purchasers of the Notes also received warrants to purchase an aggregate of 488,400 shares (or 996,600 shares, if EBITDA (as defined in the warrants) for fiscal 1998 is not achieved) of Common Stock of the Company. The Company used a portion of the proceeds from the Note Offering to repay its existing bank credit facility, and at the same time the Company entered into a new revolving credit facility (the "Credit Facility") which is secured by all of the Company's assets.

                                    WARRANTS

     Set forth below is a summary of the Warrants. For a more complete description of the Warrants see "Description of Capital Stock -- Warrants."

WARRANTS........................   The number of shares of Common Stock into
                                   which each Warrant will be exercisable is (i)
                                   4.44 or (ii) 9.06 if the Company has EBITDA of less than $32.5 million for its fiscal year ended March 31, 1998.

ADJUSTMENT......................   The number of shares of Common Stock for
                                   which, and the price per share at which, a Warrant is exercisable are subject to adjustment upon the occurrence of certain events described in the Warrant Agreement
                                   (the "Warrant Agreement"), dated April 10,
                                   1997, by and between the Company and The Bank of New York, as warrant agent (the "Warrant
                                   Agent").

EXERCISE; EXPIRATION............   The Warrants are exercisable, at a price of
                                   $9.50 per share of Common Stock, on or after June 30, 1998. The Warrants expire on April
                                   1, 2004 (the "Expiration Date"). The Warrants are not subject to redemption by the Company.

REGISTRATION RIGHTS.............   Pursuant to the Warrant Registration Rights
                                   Agreement (as defined) the Company has agreed to file the Warrant Shelf Registration
                                   Statement (as defined) under the Securities
                                   Act covering the resale of the Warrants by the holders thereof and to use its reasonable efforts to cause the Warrant Shelf
                                   Registration Statement to be declared
                                   effective under the Securities Act within 150 days after April 10, 1997 and to remain effective, subject to certain exceptions, until the earliest of (i) such time as all the Warrants have been sold thereunder, (ii) three years after its effective date and
                                   (iii) such time as the Warrants can be sold without restriction under the Securities Act.

                                   Pursuant to the Warrant Registration Rights
                                   Agreement, the Company is required to file the Common Shelf Registration Statement (as defined) under the Securities Act covering the issuance of shares of Common Stock to the holders of the Warrants upon exercise of the Warrants by the holders thereof and to use its reasonable efforts to cause the Common Shelf Registration Statement to be declared effective on or before 365 days after April 10, 1997 and to remain effective, subject to certain exceptions, until the earlier of (i) such time as all Warrants have been exercised and (ii) the April 1, 2004.

                                   The Registration Statement of which this Prospectus constitutes a part is intended to satisfy the Company's registration obligations with respect to the Securities under the Warrant Registration Rights Agreement.

                                  RISK FACTORS

     Prospective purchasers of the Securities offered hereby should consider carefully the following factors, together with the other information contained in or incorporated by reference in this Prospectus, prior to purchasing the Securities offered hereby.

     Significant Leverage. Urohealth has substantial indebtedness and significant debt service obligations. At June 30, 1997, Urohealth had approximately $170.1 million of indebtedness outstanding, approximately $179.7 million of total assets, approximately $121.0 million of total tangible assets and approximately $(24.0) million of stockholders' equity. The Company's annual debt service obligations are approximately $19 million per year.


     Urohealth's ability to pay interest on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of borrowings under its existing credit facility (the "Credit Facility") or successor credit facilities. Urohealth will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness as well as future capital expenditures and any increased working capital requirements. Urohealth historically and, on a pro forma basis for the year ended March 31, 1997, has had negative cash flow from operations. In order to have positive cash flow from operations and meet its various financial requirements, including debt service, Urohealth must experience substantial growth and improvements in its results of operations. There can be no assurance that Urohealth will have positive cash flow from operations in the future. If Urohealth is unable to meet its cash requirements out of cash flow from operations or from available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of the Credit Facility, the indenture relating to the Notes (the "Note Indenture"), or other debt instruments. Urohealth was not in compliance with certain financial covenants under its Credit Facility for the quarter ended June 30, 1997, and has been granted a waiver through September 15, 1997 by its senior lender that permits borrowings equal to the lesser of $15 million and 80% of eligible accounts receivable under the facility. After giving effect to the waiver, Urohealth's borrowing eligibility under the Credit Facility at June 30, 1997 was approximately $13.4 million. Subsequent to June 30, 1997, Urohealth borrowed $13.3 million under the Credit Facility. In the absence of such financing, including financing under the Credit Facility, Urohealth's ability to absorb adverse operating results or to fund capital expenditures or research and development, to respond to changing business and economic conditions and to make future acquisitions may be adversely affected. Finally, it is anticipated that in order to pay the principal balance of the Notes due at maturity, Urohealth will have to obtain alternative financing.


     Urohealth's high degree of leverage could have important consequences including, without limitation, the following: (i) a substantial portion of Urohealth's net cash provided by operations will be committed to the payment of Urohealth's interest expense and principal repayment obligations and will not be available to Urohealth for its operations, capital expenditures, acquisitions or other purposes; (ii) Urohealth's ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;
(iii) Urohealth will be more highly leveraged than certain of its competitors, which may place it at a disadvantage and limit Urohealth's flexibility in reacting to changes in its business; and (iv) Urohealth's borrowings under the Credit Facility bear interest at variable rates, which could result in higher interest expense if interest rates rise.

     Operating Losses; No Assurance of Profitability; Liquidity. Urohealth reported net losses for its fiscal year ended June 30, 1995, for the nine months ended March 31, 1996 and the year ended March 31, 1997 of $24.8 million, $23.0 million and $86.5 million, respectively, and a net loss of $11.4 million for the three months ended June 30, 1997. There can be no assurance that Urohealth will be profitable in any future period. The net cash used in operating activities by Urohealth for its fiscal year ended June 30, 1995, for the nine months ended March 31, 1996 and for the year ended March 31, 1997 was $12.9 million, $16.9 million and $55.0 million, respectively, and $22.9 million for the three months ended June 30, 1997. There can be no assurance that the operating activities of the Company will generate sufficient cash flow to meet its liquidity needs in any future period. The future capital requirements of the Company will depend upon many factors, including the success of its sales and marketing efforts, new product development, and future acquisitions of companies and products. The Company believes that the net proceeds from the Note Offering, together with borrowings under the Credit Facility (see "Significant Leverage") and funds expected to be generated from operations will be adequate to fund operations for the next 12 months. There can be no assurance, however, that the Company will not require additional financing during such time. Further, there can be no assurance that any additional financing will be available to Urohealth on acceptable terms, if at all. In addition, other than certain permitted indebtedness (under the Note Indenture), including indebtedness under the Credit Facility, Urohealth will need improvement in results of operations in order to incur additional indebtedness under the terms of the Note Indenture. If adequate funds are not available, the Company may be required to delay, scale back or eliminate its acquisition and product development efforts, which could have a material adverse effect on Urohealth's business, results of operations or financial condition.

     Limitations Imposed by Certain Indebtedness. The documents governing the indebtedness of Urohealth (including the Note Indenture and the Credit Facility) contain significant covenants that limit Urohealth's and its subsidiaries' ability to engage in various transactions and, in the case of the Credit Facility, require satisfaction of specified financial performance criteria. In addition, under each of the foregoing documents, the occurrence of certain events (including, without limitation, failure to comply with the foregoing covenants, material inaccuracies of representations and warranties, certain defaults under or acceleration of other indebtedness and events of bankruptcy or insolvency) would, in certain cases after notice and grace periods, constitute an event of default permitting acceleration of the indebtedness covered by such documents. The limitations imposed by the documents governing the outstanding indebtedness of Urohealth and its subsidiaries are substantial, and failure to comply with them could have a material adverse effect on Urohealth and its subsidiaries.

     Future Operating Results Dependent on Products. The future operating results of the Company will be dependent upon its ability to increase sales of existing medical products and the continued acceptance of such products by the medical community and third-party payors as useful and cost-effective. Historically, Urohealth has been highly dependent on the sale of vacuum erection devices for the treatment of male impotence. The market for medical products is characterized by rapid technological change and product obsolescence. In particular, competition in the market for treatment of male impotence is especially intense and has increased substantially in recent years. Competitors and others may develop and introduce new products, devices or approaches for treatment of the conditions targeted by Urohealth that could render one or more of Urohealth's products obsolete or noncompetitive. The future operating results of the Company will also be dependent, therefore, upon its ability to develop or acquire new products that are competitive in the markets it serves. Product acceptance will depend upon many factors, including the continued demonstration of the utility and cost-effectiveness of products of the Company, the maintenance of regulatory clearance in the United States and elsewhere and the continued availability of third-party reimbursement. Failure of one or more of Urohealth's products to continue to be accepted by the medical community or the inability to develop new products could have a material adverse effect on the Company. Substantially all of Urohealth's medical product sales are derived from medical products of companies that Urohealth has acquired. As Urohealth has acquired businesses and technologies, it has acquired a number of related products under development which will require additional research and development efforts by Urohealth in an attempt to bring such products to market. While members of management of Urohealth have experience in developing products internally, Urohealth has not historically developed a significant number of medical products internally. There can be no assurance that Urohealth's medical products will be successfully developed and marketed, that required regulatory approvals from the Food and Drug Administration ("FDA") or equivalent foreign authorities for any indication will be obtained or that any products, if produced, will be capable of being produced in commercial quantities at reasonable costs, that such future products will be brought to market in a timely manner or that existing products will generate significant sales, the failure of any of which could have a material adverse effect on Urohealth's business, operating results or financial condition.

     Concentration of Credit Risk; Extended Payment Terms. Urohealth sells several product lines that are considered "capital equipment" by hospitals and other purchasers. From time to time, Urohealth offers certain customers extended payment terms to facilitate sales of these products. Urohealth may in the future grant similar extended payment terms. For the year ended March 31, 1997, sales that Urohealth made pursuant to extended payment terms were approximately 7% of total sales. Urohealth's typical payment terms require payment from 30 to 90 days. As of June 30, 1997, Urohealth had a total of $4.1 million of accounts receivable on extended payment terms with Integrated Medical Resources, Inc. ("IMR") for sales of Urohealth's Rigiscan product pursuant to terms under which the payments are due over 15-36 months. Over the twelve month period ended March 31, 1997, Urohealth sold approximately $5.8 million of products to IMR on extended terms. IMR is a public company traded on the Nasdaq under the symbol "IMRI." For its most recent fiscal year ended December 31, 1996, IMR reported a loss of $6.5 million. Bruce Hazuka, Chief Operating Officer for Urohealth, is a member of the board of directors of IMR.

     Uncertainty Relating to Third-Party Reimbursement. In the United States, health care providers, such as hospitals and physicians, that purchase Urohealth's products and other medical devices, generally rely on third-party payors, including private health insurance plans and federal Medicare and state Medicaid, to reimburse all or part of the cost of the procedure in which the medical device is being used. Reimbursement has traditionally been available in the United States for vacuum erection devices manufactured by Urohealth and sold by prescription to patients under a specific reimbursement code. The majority of the remaining Urohealth products are used in procedures for which reimbursement is generally available, however, there are no specific reimbursement codes for Urohealth's products. There can be no assurance that reimbursement will be available for procedures performed using Urohealth's existing products or future products. In the event that reimbursement is not available for procedures using such products, the market acceptance for such products in the United States could be materially and adversely affected. In addition, certain health care providers are moving toward a managed care system in which such providers contract to provide comprehensive health care for a fixed cost per covered individual. Urohealth is unable to predict what changes will be made in the reimbursement methods utilized by third-party health care payors, and Urohealth could be adversely affected by changes in reimbursement policies of governmental or private health care payors, particularly to the extent any such changes affect reimbursement for procedures in which its products are used. Failure by physicians, hospitals and other users of Urohealth's products to obtain sufficient reimbursement from health care payors for procedures in which their products are used or adverse changes in governmental and private third-party payors' policies toward reimbursement for such procedures would have a material adverse effect on Urohealth's business, financial condition and results of operations.

     Market acceptance of Urohealth's products in international markets may be dependent in part upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored and private health insurance. There can be no assurance that any international reimbursement approvals will be obtained in a timely manner, or at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of Urohealth's products in international markets and therefore could have a material adverse effect on Urohealth's business, financial condition and results of operations.

     Management of Growth. Urohealth's growth has placed, and is expected to continue to place, significant demands on its financial, operational and management resources. In addition, in order to meet expected growth, Urohealth expects to add administrative and other personnel and manufacturing capacity, and make additional investments in operations and systems. There can be no assurance that Urohealth will be able to find and train such personnel, or to do so on a timely basis, or to expand its operations and manufacturing capacity to the extent and in the time required. Continued growth in sales, including sales under new group purchasing organization and distributor agreements, would require Urohealth carefully to manage production capacity and inventory levels, as well as quality controls, to meet increasing product demand and new product introductions. Urohealth has already experienced rapid growth in its inventory levels in anticipation of increased sales. Inaccuracies in demand forecasts could result in insufficient or excessive capacity or inventories and disproportionate overhead expenses. Failure to adequately manage growth, including any unexpected costs, delays, quality control issues or inefficiencies incurred or encountered in connection with such management of growth could have a material adverse effect on Urohealth's business, operating results or financial condition.

     Integration of Acquired Operations. Urohealth recently acquired X-Cardia and Microsurge. Urohealth has integrated the operations of those acquired entities with its own operations. No assurance can be given that the benefits expected from such integration will be realized. In addition, Urohealth will be subject to the risks that such recently acquired operations and future acquisitions will not perform as expected and that the earnings from such operations will not be sufficient to support the capital expenditures needed to develop such operations in conformity with Urohealth's strategy. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on Urohealth's business, operating results or financial condition.

     Future Acquisitions. An important element of Urohealth's strategy is to identify and acquire businesses and product lines. Urohealth actively seeks acquisition opportunities in the regular course of its business and is engaged in ongoing evaluations of and discussions with third parties regarding potential acquisitions certain of which, if consummated, could be material. Since July 1995, Urohealth has acquired a number of medical product companies and product lines and has acquired or licensed additional technology. As a result of those acquisitions, Urohealth has experienced rapid growth. Urohealth expects to continue to acquire additional products and companies in the future. There can be no assurance that Urohealth will be able to implement or sustain its acquisition strategy or that its strategy will ultimately prove profitable to Urohealth. Urohealth will likely be required to issue additional shares of Common Stock, incur additional debt or to use a portion of its cash balances to make such future acquisitions. In addition, the terms of the Note Indenture and the terms of other indebtedness may restrict Urohealth's ability to pursue and consummate future acquisitions.

     Reliance on Patents and Proprietary Rights. The commercial success and future revenue growth of Urohealth will depend, in part, on its ability to operate without infringing on the rights of others both in the United States and abroad and not breaching technology licenses that cover technology used in its products. Urohealth owns or has authority to use United States and foreign patent rights with respect to some of its medical products and have filed, and expects in the future to file, additional patent applications. It is uncertain whether any third party patents will require Urohealth to develop alternative technology or to alter its products or processes, obtain licenses or cease certain activities. If such licenses are required, there can be no assurance that Urohealth will be able to obtain such licenses on commercially favorable terms, if at all. Failure by Urohealth to obtain a license to any technology that it may require to commercialize its products could have a material adverse effect on the Company. Urohealth recently acquired X-Cardia and its cardiac output monitoring technology and recently received approval of its patent filed with respect to the technology. There can be no assurance as to the breadth or degree of the protection that may be afforded by any such patents, or whether any such applications ultimately may be approved resulting in the issuance of patents. Urohealth believes that some measure of patent protection with respect to its products will be required to allow it to compete with large medical products companies. There can be no assurance that Urohealth will continue to develop or acquire products or processes that are patentable or that patents applied for will be issued or that any patents issued to or licensed by Urohealth will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide it with competitive advantages. In addition, Urohealth could incur substantial costs in defending its proprietary rights and there can be no assurance that a competitor's technology or product would be found to infringe such rights. Although Urohealth believes that its patents are valid, there can be no assurance that the validity of any patent will be upheld if asserted by Urohealth against any party. Further, there can be no assurances as to the breadth and degree of protection that will be afforded Urohealth's patent rights or that other companies will not independently develop similar but non-infringing competitive products. Moreover, the laws of some foreign countries may not protect Urohealth's proprietary rights to the same extent as the laws of the United States. In addition, there is currently pending before Congress legislation providing for changes to the patent law which may adversely affect the patent and proprietary rights of pharmaceutical, biopharmaceutical and biomedical firms. If such pending legislation is adopted, the extent to which such changes would affect the operations of the Company cannot be ascertained.

     The patents or proprietary rights of others may have an adverse effect on the ability of Urohealth to do business in the future. Urohealth may be required to obtain licenses to patents or proprietary rights of other parties in order to produce and sell certain of its products. No assurance can be given that Urohealth's technology can be developed and commercialized without a license to such patents or proprietary rights or that any licenses required under any such patent or proprietary rights would be made available on terms acceptable to Urohealth, if at all. If Urohealth does not obtain or maintain such licenses, it could encounter delays in product introductions while it attempts to design around or contest the validity of such patents, or Urohealth could find that the development, manufacture or sale of products requiring such licenses could be foreclosed, any of which could have a material adverse effect on Urohealth. Furthermore, there can be no assurance that competitors or potential competitors will not independently develop similar or alternative products to those of Urohealth, duplicate any of Urohealth's products or technologies, or design around the patented technologies developed by Urohealth or its licensors, any of which could have a material adverse effect on Urohealth's business, results of operations or financial condition.

     Urohealth also relies on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. There can be no assurance that others will not independently create substantially equivalent proprietary information or otherwise gain access to or disclose such information of Urohealth. It is Urohealth's policy to require certain of its employees, contractors and consultants to execute confidentiality agreements to protect its unpatented proprietary technology and know-how. There can be no assurance that such confidentiality agreements will not be breached, that Urohealth would have adequate remedy for such breach, or that Urohealth's trade secrets will not otherwise become known through independent discovery by competitors. Moreover, in the absence of patent protection, Urohealth's business may be adversely affected by competitors who independently develop substantially equivalent technology.

     Regulatory Matters. Most of Urohealth's medical products are subject to regulation for safety and efficacy by, among other governmental entities, the United States Food and Drug Administration ("FDA") and corresponding agencies of state and foreign countries in which Urohealth sell its products. The process of receiving governmental approval may take a number of years and the expenditure of substantial resources. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any of the products developed by Urohealth. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, discovery of previously unknown problems with a product, manufacturer or its manufacturing facilities may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. The Federal Food, Drug and Cosmetic Act, the Public Health Services Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, recordkeeping, approval, advertising and promotion of such products. Product development and approvals within this regulatory framework take a number of years and involve the expenditure of substantial resources. Noncompliance with applicable requirements may have a material adverse effect on Urohealth and can result in fines, warning letters, recall or seizure of products, total or partial suspension of production, refusal by the government to approve product license applications or allow Urohealth to enter into supply contracts, and criminal prosecution. The FDA also has the authority to revoke product licenses and establishment licenses previously granted. Failure to comply with present or future regulatory requirements, or respond to the new information reflecting on the safety or effectiveness of an approved product, can lead the FDA to withdraw its approval to market a product. Urohealth and Imagyn incur substantial costs in complying with regulatory requirements.

     The FDA requires that a manufacturer introducing a new medical device or a new indication for use of an existing medical device obtain either a 510(k) premarket notification clearance or a premarket approval ("PMA") prior to being introduced into the market. The 510(k) premarket notification clearance process is significantly quicker and less costly than the PMA process. Substantially all of Urohealth's FDA marketing clearances have been obtained through the FDA's 510(k) process; however, certain other products will require PMAs. The PMA process is significantly more complex and time consuming than the 510(k) notification process. The PMA process may take several years or longer and requires the submission of extensive supporting data and clinical information. Urohealth believes that it is in material compliance with the FDA's 510(k) requirements for new and modified devices. The FDA has announced a program to review approvals (510(k)s and PMAs) for certain devices. There can be no assurance that upon any such review the FDA will agree with Urohealth's determination regarding its 510(k)s. If the FDA were to disallow a 510(k) marketing clearance for any device, Urohealth could be required to file appropriate applications, either 510(k) or PMA, with the FDA or to take the products in question off the market. If the FDA were to require suspension of the sale of one or more of the products pending receipt of 510(k) clearance or if the FDA were to refuse to grant 510(k) clearance, Urohealth's business, results of operations and financial condition could be materially and adversely affected. There can be no assurance that Urohealth will obtain timely regulatory approval for its future products, or that existing approvals will not be withdrawn. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed.


     Competition and Technological Change. The markets in which Urohealth operates are very competitive and are characterized by rapidly evolving technology and product obsolescence. Urohealth believes that its ability to develop and commercialize new products and product enhancements is and will be critical to its continued growth. There are a substantial number of medical products companies and such companies could develop or offer products which would compete with products which Urohealth currently markets or intends to market. Some of these companies have marketing and distribution capabilities, and many of them have capital resources and research and development staffs, substantially greater than those of Urohealth. Moreover, it is reasonable to expect additional entrants into the field. Any of these companies could introduce competing products, which could cause a decline in sales or loss of market acceptance of existing or future products of Urohealth or the combined companies. There can be no assurances that technological change will not place one or more of Urohealth's existing or future products at a competitive disadvantage. In addition, increased competitive pressure could lead to intensified price-based competition that could materially adversely affect Urohealth's business, results of operations or financial condition. There can be no assurance that Urohealth will be able to compete successfully in the future.


     Dependence on Management. The success of Urohealth will depend on its ability to attract and retain highly qualified personnel. In particular, the loss of Charles A. Laverty, Urohealth's Chief Executive Officer, could have a material adverse effect on Urohealth's business if a suitable replacement could not be found. Urohealth has an employment agreement with Mr. Laverty that provides for a three-year term expiring on April 1, 1999. The agreement automatically renews for additional three-year terms if not terminated by either party by prior notice. Urohealth has "key person" insurance (solely payable to the Company) on the life of Mr. Laverty in the amount of $5.0 million; however, there can be no assurance that such insurance would be sufficient to compensate Urohealth for his absence. There can be no assurance that Urohealth will be successful in attracting or retaining key personnel.

     Products Liability Exposure. The medical products manufactured by Urohealth have from time to time become the subject of products liability litigation initiated by the patients using the products. In addition, as additional products of Urohealth enter the market, the Company will be subject to an increased risk of products liability claims. While Urohealth believes that its products have been manufactured in accordance with industry standards, and believes it has maintained adequate products liability insurance coverage, any adverse claim or series of claims or adverse publicity resulting from a claim, regardless of whether such claims are covered by insurance, could have a material adverse effect on Urohealth's business, results of operations or financial condition.

     Potential Tax Liability. In connection with the redomestication of Urohealth from Canada to the State of Delaware in July 1995, Urohealth has filed a final Canadian tax return reporting the "deemed sale" of assets of Davstar Industries Ltd. (the Canadian parent company). Urohealth anticipates that the Canadian tax authorities will review the tax status of the former entity, Davstar Industries Ltd., as a result of its redomestication from Canada to the United States and believes that all or at least a significant amount of any potential Canadian tax liability arising from the redomestication would be offset against Urohealth's Canadian loss carryforwards. However, the Canadian tax authorities could attempt to assign a greater value to Urohealth than used in Urohealth's estimates, which could result in some amount of Canadian tax that cannot be presently determined being assessed in a future period. No provision for any liability that may result from the ultimate resolution of this tax matter has been included in the accompanying consolidated financial statements of Urohealth.

     Potential Impact of Pending Legal Proceedings. In July 1997, several complaints were filed against Urohealth, certain its officers and directors and, in certain complaints, the lead underwriters of Urohealth's

November 1996 public offering, requesting certification of a class action, alleging various violations of Federal securities laws and seeking unspecified compensatory damages. The suits were filed in the United States District Court for the Central District of California. All of the suits are based on substantially the same facts and have been brought on behalf of purchasers of Common Stock of Urohealth during various periods between July 18, 1996 and July 1, 1997. No proceedings have taken place in any of the suits. There can be no assurance that any of these suits will not result in an outcome unfavorable to Urohealth or that the outcome of any of these suits will not have material adverse effect on Urohealth's business, results of operations or financial condition.

     Limitation on Use of Tax Net Operating Loss Carryovers. As of March 31, 1997, Urohealth had accumulated net operating loss carryovers for U.S. federal and state income tax purposes of approximately $92 million and $68 million, respectively. These loss carryovers would expire, if not previously utilized against income of Urohealth, in various years through 2012. The future income tax benefit of these losses has not been given recognition in the Consolidated Financial Statements. Under Section 382 of the United States Internal Revenue Code of 1986, as amended (the "Code"), and corresponding provisions of state tax law, certain "ownership changes" with respect to the stock of a corporation having unused net operating loss carryovers (a "loss corporation"), or with respect to the stock of its parent corporation, may result in annual limitations on utilizations of such loss carryovers against future income of the loss corporation. In connection with the acquisition of Osbon Medical Systems Ltd. in December 1995, an ownership change occurred for purposes of Section 382 of the Code, thereby subjecting Urohealth to annual limitations on its ability to offset its existing loss carryovers against its future income. In connection with the acquisition of Microsurge on March 31, 1997, an additional ownership change may have occurred. Urohealth believes this additional ownership change will not reduce the December 29, 1995 Section 382 limitation, but will place limitations on the maximum annual utilization of operating loss carryforwards generated subsequent to such date.

     Warrants and Options; Potential Dilution and Adverse Impact on Additional Financing. Urohealth has a significant number of outstanding options and warrants. In addition, in May and July 1996, Urohealth issued $50.0 million of Urohealth's 8.75% Convertible Subordinated Debentures due 2006 (the "Debentures") which are convertible into Urohealth Common Stock at a conversion price, subject to adjustment, of $10.90 per share. The holders of the Debentures would be entitled to receive 4,587,156 shares of Common Stock if such holders elected to convert all of the Debentures into Common Stock. To the extent that the outstanding options and warrants are exercised, or convertible securities are converted, dilution of the interests of Urohealth's stockholders may occur. The existence of such warrants, options and convertible securities may adversely affect the terms on which Urohealth can obtain additional financing, and the holders of such warrants, options and convertible securities can be expected to exercise them at a time when Urohealth would, in all likelihood, be able to obtain additional capital by an offering of its unissued capital stock on terms more favorable to Urohealth than those provided by such warrants, options and convertible securities.

     Rights Agreements; Anti-takeover Effects. Urohealth has adopted a Preferred Share Purchase Rights Plan, pursuant to a Rights Agreement dated as of May 20, 1993 (the "Rights Agreement"). The Rights Agreement provides for the type of plan commonly called a "poison pill." The Rights Agreement is intended to prevent abusive hostile takeover attempts. However, the Rights Agreement could have the effect of deterring or preventing an acquisition of Urohealth even if a majority of Urohealth's stockholders would be in favor of such acquisition, and could also have the effect of making it more difficult for a person or group to gain control of Urohealth or to change existing management.

     Volatility of Stock Price. The market price of Urohealth's Common Stock is subject to significant fluctuations in response to variations in quarterly operating results, general trends in the market for healthcare products, and other factors. In addition, broad market fluctuations as well as general economic or political conditions such as healthcare reform may adversely affect the market price of the Urohealth Common Stock, regardless of Urohealth's actual operating performance. The market price of Urohealth's Common Stock has historically been very volatile.

     Absence of Dividends. Urohealth has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. In addition, Urohealth is restricted in its ability to pay dividends under outstanding credit facilities.

     Absence of a Public Market for the Warrants. There is no public market for the Warrants and Urohealth does not intend to apply for listing of the Warrants on any national securities exchange or for quotation of the Warrants through the Nasdaq. No assurance can be given as to the liquidity of the trading market for the Warrants or that an active public market for the Warrants will develop. If an active public market does not develop, the market price and liquidity of the Warrants may be adversely affected.

     The Warrants are not currently exercisable and will expire on April 1, 2004. A Warrantholder who fails to exercise its Warrants prior to expiration will lose all rights to acquire Common Stock. Prior to the exercise of the Warrants, the Warrantholders will not have any of the rights of the holders of Common Stock.

     Forward-Looking Statements. Certain statements contained, or incorporated by reference, herein, including without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Urohealth or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both domestic and foreign; industry capacity; management of growth; development of products; proprietary rights; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; legislative proposals for healthcare reform; liability and other claims asserted against Urohealth; competition; the loss of any significant customers; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of Urohealth; the availability and terms of capital to fund the expansion of Urohealth's business; and other factors referenced herein. Given these uncertainties, Urohealth stockholders are cautioned not to place undue reliance on such forward-looking statements.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Warrants or the Common Stock offered herein by the Selling Security Holders. If all of the Warrants are exercised, the Company will receive estimated net proceeds of approximately (i) $4.6 million, or (ii) $9.5 million, if the Company has EBITDA of less than $32.5 million for its fiscal year ended March 31, 1998. The Company intends to utilize any proceeds from the exercise of the Warrants for general corporate purposes. There can be no assurances that any of the Warrants will be exercised.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Urohealth's Common Stock is traded on The Nasdaq National Market under the symbol "UROH." Prior to November 26, 1996, the Company's Common Stock was traded on the American Stock Exchange. The following table sets forth the high and low sales prices per share for the periods indicated. The information in the table has been adjusted to give effect to the one-for-three reverse stock split that was effective December 29, 1995. For current price information, prospective purchasers are encouraged to consult publicly available sources.


                                                                           HIGH       LOW
                                                                           ----       ---
    FISCAL 1996:
      First quarter......................................................  $13-7/8   $ 9
      Second quarter.....................................................  $ 9-3/8   $ 6-3/16
      Third quarter......................................................  $13-1/8   $ 8-1/8

    FISCAL 1997:
      First quarter......................................................  $16       $11-3/4
      Second quarter.....................................................  $15-1/4   $ 9-3/4
      Third quarter......................................................  $13-1/4   $ 7-1/4
      Fourth quarter.....................................................  $11-7/8   $ 7-1/4

    FISCAL 1998:
      First quarter......................................................  $10-1/4   $ 4-3/4
      Second quarter (through September 4, 1997).........................  $ 6       $ 4


     The Company has never paid cash dividends on its Common Stock and does not anticipate that it will do so in the foreseeable future. The present policy of the Company is to retain earnings, if any, to finance the anticipated growth of its business. In addition, the Company is restricted from paying cash dividends under the terms of outstanding indebtedness of the Company.

                            SELLING SECURITY HOLDERS

     The Warrants were originally issued and sold by Urohealth in April 1997 to Bear, Stearns & Co. Inc. (the "Initial Purchaser") in a private placement, and were resold by the Initial Purchaser in transactions exempt from the registration requirements of the Securities Act in the United States to qualified institutional buyers (as defined in Rule 144A under the Securities
Act) and to certain accredited investors (as defined in Rule 501(a) under the Securities Act). The shares covered by this Prospectus are being registered to permit public secondary trading of the Warrants and the shares of Common Stock issuable upon exercise of the Warrants and the Selling Security Holders may offer the securities for resale from time to time. See "Plan of Distribution."

     Except for participation in the Note Offering or as described below, none of the Selling Security Holders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Common Stock and other securities of the Company.


     The following table sets forth as of September   , 1997, the respective
number of Warrants beneficially owned by each Selling Security Holder and the number of Warrant Shares issuable upon exercise of such Selling Security Holder's Warrants. The term Selling Security Holders includes the holders listed below and the beneficial owners of the Securities and their transferees, pledgees, donees or other successors. The table has been prepared based upon information furnished to Urohealth by or on behalf of the Selling Security Holders.


                                                                  SECURITIES BENEFICIALLY
                                                                           OWNED
                                                                ----------------------------
                                                                WARRANTS     COMMON STOCK(1)
                                                                --------     ---------------
    Bankers Trust Company(2)..................................   13,600          123,216
    Bear, Stearns & Co.(2)....................................    3,750           33,975
    Boston Safe Deposit(2)....................................      225            2,039
    Inv. BK/MF(2).............................................      150            1,359
    SSB Cust.(2)..............................................    5,900           53,454
    Hachrovia(2)..............................................      125            1,133
    Cede Fast.................................................   84,630          766,748
    Bear Stearns Securities Corp. ............................    1,620           14,677

---------------
(1) Shares represent the maximum number of shares issuable upon exercise of the Warrants owned.

(2) Represents shares registered in the name of Cede Fast as agent for The Depository Trust Company held for the benefit of the designated participants.

     The information concerning the Selling Security Holders may change from time to time. If required, such changes will be set forth in Prospectus Supplements. The per share exercise price and, therefore, the number of shares of Common Stock issuable upon conversion of the Warrants, are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of Warrants may increase or decrease. Because the Selling Security Holders may offer all or some portion of the Securities pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of Securities, no estimate can be given as to the amount of Securities that will be held by the Selling Security Holders upon termination of this offering. None of the Selling Security Holders own 1% or more of the outstanding Common Stock of the Company.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value of which 250,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Shares"). As of June 30, 1997, there were 23,825,000 shares of Common Stock issued and outstanding and no preferred stock issued or outstanding.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares of Common Stock (and the Debentures described below) entitled to vote in any election of directors may elect all of the directors standing for election. Subject to any preferences which may be granted to the holders of Preferred Stock, each holder of Common Stock is entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, as well as any distributions to the stockholders upon liquidation, dissolution or winding up of the Company. Each holder of Common Stock is entitled to share ratably in all assets of the Company remaining after payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no conversion, redemption, subscription or preemptive rights or other rights to subscribe for additional shares. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors is authorized to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders of the Company. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action of the stockholders of the Company. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock of the Company, including the loss of voting control to others.

     The Company has adopted a Preferred Share Purchase Rights Plan (the "Rights Plan") which is designed to deter coercive or certain takeover tactics, to prevent a person or group from gaining control of the Company without offering fair value to all stockholders and to deter other abusive takeover tactics which are not in the best interest of stockholders. In May 1993, the Company executed the Rights Plan with its transfer agent and 250,000 Series A Preferred Shares were designated for potential issuance under the Rights Plan. Under the terms of the Rights Plan each share of Common Stock is accompanied by one right; each right entitles the registered stockholder to purchase from the Company one-hundredth of a share of Series A Junior Participating Preferred Stock, $.001 par value, at an exercise price of $200. The rights only become exercisable ten days after a public announcement that an acquiring person (as defined in the Rights Plan) has acquired 20% or more of the outstanding shares of Common Stock of the Company or a person or group offers to acquire 35% or more of the outstanding Common Stock or ten days after the Company determines that a person is an Adverse Person (as defined in the Rights Plan). The Company can redeem the Rights for $.01 per Right at any time until ten days after the rights become exercisable (the 10-day period can be extended by the Company). The Rights Plan will expire on June 30, 2003 unless earlier redeemed by the Company. If, subsequent to the rights becoming exercisable, the Company is acquired in a merger or other business combination at any time when there is a 20% or more holder, the rights will then entitle a holder to buy shares of common stock of the acquiring company with a market value equal to twice the exercise price of each right. Alternatively, if the 20% holder acquires the Company by means of a merger in which the

Company and its stock survive, or if any person acquires 35% or more of the Company's Common Stock, each right now owned by a 20% or more stockholder, will become exercisable for Common Stock of the Company having a market value equal to twice the exercise price of the right.

VOTING DEBENTURES

     The holders of the Debentures are entitled to vote on all matters submitted to a vote of the stockholders of the Company, voting together with the holders of the Common Stock (and any other shares of capital stock of the Company entitled to vote at a meeting of stockholders) as one class. Each Debenture is entitled to a number of votes equal to the number of shares of Common Stock into which the Debenture could then be converted. As of June 30, 1997, there was $50.0 million aggregate principal amount of Debentures outstanding which would convert into 4,587,156 shares of Common Stock.

WARRANTS

  General

     The Warrants issued with the Old Notes (the "Warrants") were issued under a Warrant Agreement (the "Warrant Agreement") between the Company and The Bank of New York, as Warrant Agent (the "Warrant Agent"). The following description of the Warrants does not purport to be complete and is qualified in its entirety by the provisions of the Warrant Agreement. The Warrants are not the subject of the Exchange Offer and will continue to have restrictions on transfer as set forth therein until registered in accordance with the Warrant Registration Rights Agreement.

     Each Warrant entitles the registered owner thereof to purchase Common Stock at a per share exercise price of $9.50, subject to adjustment as specified below (the "Exercise Price"). The Warrants are exercisable on or after June 30, 1998, and expire at 5:00 p.m., New York City time, on April 1, 2004. The number of shares of Common Stock into which each Warrant is exercisable is (i) 4.44 or
(ii) 9.06 if the Company has Consolidated EBITDA of less than $32.5 million for its fiscal year ended March 31, 1998.

     Holders of Warrants are not entitled, by virtue of being such holders, to any of the rights of holders of shares of Common Stock. The Warrants are not subject to redemption by the Company.

  Exercise of Warrants

     Warrants may be exercised by surrendering to the Warrant Agent a signed Warrant certificate indicating the Warrantholder's election to exercise all or a portion of the Warrants evidenced by such certificate. Surrendered Warrant certificates must be accompanied by payment of the aggregate Exercise Price. The Exercise Price is payable at the holder's option by certified or cashier's check payable to the order of the Company, or by any combination thereof. No adjustments as to dividends (other than stock dividends) with respect to the Common Stock will be made upon any exercise of Warrants.

     The Company has reserved for issuance a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the Warrants. When delivered, such shares will be fully paid and nonassessable.

     The Company will bear the cost of any documentary stamp tax payable in connection with the issuance of shares of Common Stock upon the exercise of the Warrants, but will not be responsible for the payment of any such taxes upon the issuance of such shares to any person other than the registered holder of the Warrants so exercised or upon the transfer of the Warrants.

     The Company is not required to issue fractional shares upon the exercise of Warrants. In lieu of any fractional share to which a holder would otherwise be entitled upon exercise of any Warrant, the Company will pay to such holder an amount in cash equal to the value of such fractional interests based upon the then current market price of a full share of Common Stock.

     If the Company, in a single transaction or through a series of related transactions, consolidates with or merges with or into any other person or sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its properties and assets to another person or group of affiliated persons or is a party to a merger or binding share exchange which reclassifies or changes its outstanding Common Stock (any such transaction, an "Extraordinary Transaction"), as a condition to consummating any such Extraordinary Transaction, the person formed by or surviving any such consolidation or merger if other than the Company or the person to whom such transfer has been made (the "Surviving Person") shall enter into a supplemental warrant agreement pursuant to which it agrees to assume all of the obligations of the Company under the Warrants and the Warrant Registration Rights Agreement. If such Extraordinary Transaction occurs prior to June 30, 1998, then (i) the Warrants shall become exercisable immediately upon the consummation of such Extraordinary Transaction for the kind and amount of consideration that the holder thereof would have received as a result of the Extraordinary Transaction if such holder had exercised the Warrant for 4.44 shares of Common Stock, subject to adjustment, immediately prior to the consummation of the Extraordinary Transaction, and (ii) the Surviving Person shall, upon consummation of the Extraordinary Transaction, issue to each holder of Warrants on that date, a new Warrant certificate having the same terms as the Warrants but representing the right to receive the kind and amount of consideration that such holder would have received as a result of the Extraordinary Transaction if such holder had exercised the Warrant for 4.62 shares of Common Stock, subject to adjustment, immediately prior to the consummation of the Extraordinary Transaction, exercisable on or after June 30, 1998 if the Company's Consolidated EBITDA for its fiscal year ended March 31, 1998 is less than $32.5 million.

  Anti-dilution and Warrant Price Adjustments

     The number of shares of Common Stock purchasable upon the exercise of each Warrant and the Exercise Price are subject to adjustment upon the occurrence of certain events affecting the Common Stock, including, without limitation, (i) payment of a dividend or the making of a distribution on the shares of Common Stock which is paid or made in shares of Common Stock or other securities of the Company or in certain rights to purchase Common Stock or other securities of the Company, (ii) subdivision of the outstanding shares of Common Stock into a greater number of shares, (iii) combination of the outstanding shares of Common Stock into a smaller number of shares, (iv) issuance of certain rights or warrants to the holders of the shares of Common Stock, entitling them to subscribe for or purchase shares of Common Stock, or of securities convertible into or exchangeable for Common Stock, at a price less than the current market price, (v) reclassification of the shares of Common Stock, (vi) distribution to the holders of the shares of Common Stock of evidences of indebtedness or assets (excluding any dividend or distribution paid in cash out of retained earnings), and (vii) extraordinary cash dividends on the Common Stock, subject to the limitation that no adjustment in the number of shares acquirable upon exercise of the Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. No adjustment will be made on account of any dividend or interest reinvestment plan or any employee stock purchase plan providing for the purchase of shares of Common Stock at a discount from market price.

  Registration Rights

     The Company is required under the Warrant Registration Rights Agreement to file a shelf registration statement under the Securities Act covering the resale of the Warrants by the holders thereof (the "Warrant Shelf Registration Statement") within 60 days after the Issue Date and to use its reasonable efforts to cause the Warrant Shelf Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date and to remain effective until the earliest of (i) such time as all the Warrants have been sold thereunder, (ii) three years after its effective date and (iii) such time as the Warrants can be sold without restriction under the Securities Act.

     Each holder of Warrants that sells such Warrants pursuant to the Warrant Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provision of the Warrant Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Warrants will be required to deliver information to be used in connection with the Warrant

Shelf Registration Statement in order to have its Warrants included in the Warrant Shelf Registration Statement.

     The Company is required under the Warrant Registration Rights Agreement to file a shelf registration statement under the Securities Act covering the issuance of Warrant Shares (the "Common Shelf Registration Statement") and to use its reasonable efforts to cause the Common Shelf Registration Statement to be declared effective on or before 365 days after the Issue Date and to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date.

     During any consecutive 365-day period, the Company shall be entitled to suspend the availability of each of the Warrant Shelf Registration Statement and the Common Shelf Registration Statement for up to two 45 consecutive-day periods (except for the 45 consecutive-day period immediately prior to the Expiration
Date) if the Board of Directors determines in the exercise of its reasonable judgment that there is a valid business purpose for such suspension and provides notice that such determination was made to the holders of the Warrants; provided, however, that in no event shall the Company be required to disclose the business purpose for such suspension if the Company determines in good faith that such business purpose must remain confidential. There can be no assurance that the Company will be able to file, cause to be declared effective, or keep a registration statement continuously effective until all of the Warrants have been exercised or have expired.

DELAWARE ANTI-TAKEOVER LAW

     Section 203 of the Delaware General Corporation Law ("Section 203") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such shares may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's Board of Directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder, or transactions in which the Interested Stockholder receives certain other benefits.

REGISTRATION RIGHTS

     The Company has granted registration rights to the holders of the Debentures with respect to both the Debentures and the shares of Common Stock into which the Debentures may be converted. Pursuant to such rights, the Company may, on no more than one occasion and when requested by the holders of not less than 51% of the aggregate principal amount of the Debentures outstanding at such time the request is made, be required to register the Debentures for resale under the Securities Act. In addition, the Company may, on no more than three occasions, be required to register the shares of Common Stock into which the Debentures may be converted. Such registration may only be required of the Company if the registration is requested with respect to not less than 20% of the shares of Common Stock underlying the Debentures. Finally, shares of Common Stock into which the Debentures may be converted may also participate in any other registered offering initiated by the Company for its own account or for shares of Common Stock owned by other stockholders of the Company.

     The Company has granted registration rights to Avatex Corporation ("Avatex") in connection with financing transactions. At any time, the holders of not less than 20% of the shares of Common Stock received or to be received in connection with these transactions may, on two occasions, require the Company to register such shares of Common Stock for resale under the Securities Act. In addition, shares of Common Stock issued or to be issued in connection with these transactions may also participate in any other registered offering initiated by the Company for its own account or for shares of Common Stock owned by other stockholders of the Company.

     The Company has granted registration rights to certain "affiliates" of Osbon with respect to shares of Common Stock received by them in the acquisition of Osbon by the Company. The holders of not less than 20% of the shares of Common Stock received in the acquisition of Osbon by holders of registration rights may, on one occasion, require the Company to register such shares of Common Stock for resale under the Securities Act. In addition, shares of Common Stock received by "affiliates" of Osbon in the Company's acquisition of Osbon may also participate in any other registered offering initiated by the Company for its own account or for shares of Common Stock owned by other stockholders of the Company.

     The Company has granted registration rights to certain "affiliates" of Dacomed with respect to shares of Common Stock received by them in the acquisition of Dacomed by the Company. The holders of not less than 20% of the shares of Common Stock received in the acquisition of Dacomed by the Company by the holders of registration rights may, on one occasion, require the Company to register such shares of Common Stock for resale under the Securities Act. In addition, shares of Common Stock received by "affiliates" of Dacomed in the Company's acquisition of Dacomed may also participate in any other registered offering initiated by the Company for its own account or for shares of Common Stock owned by other stockholders of the Company.

     The Company has granted certain piggyback registration rights with respect to shares of Common Stock to be received upon exercise of warrants issued to a lender in connection with loans to the Company and granted piggyback and demand registration rights to another lender with respect to shares issuable upon exercise of a warrant issued in connection with the Company's former credit facilities.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer and Trust Company is the transfer agent and registrar for the Common Stock and The Bank of New York is the transfer agent and registrar for the Warrants.

                              PLAN OF DISTRIBUTION

     The Securities offered hereby may be sold from time to time to purchasers directly by any of the Selling Security Holders. Alternatively, any of the Selling Security Holders may from time to time offer the Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of Securities for whom they may act as agent. The Selling Security Holders and any underwriters, dealers or agents participating in the distribution of Securities may be deemed to be underwriters, and any profit on the sale of Securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of Securities is made, if required, a Prospectus Supplement will be distributed which will set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallocated or paid to dealers, including the proposed selling price to the public. The Company will not receive any of the proceeds from the sale by the Selling Security Holders of the Securities offered hereby.

     The Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Security Holders or by agreement between the Selling Security Holders and underwriters or dealers. The sale of the Warrants may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Warrants may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of Warrants is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Warrants being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Securities may not simultaneously engage in market activities with respect to any of the Securities for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Security Holders. All of the foregoing may affect the marketability of the Securities.

     Pursuant to agreements with the Selling Security Holders, the Company will pay substantially all of the expenses incident to the registration, offering and sale of the Securities to the public other than commissions and discounts of underwriters, dealers or agents, and has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Company has agreed to keep the Registration Statement of which this Prospectus forms a part continuously effective until April 1, 2004 or such shorter period which will terminate when all Securities covered by the Registration Statement has been sold.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Kevin M. Higgins, Esq.

                                    EXPERTS


     The consolidated financial statements of the Company as of March 31, 1996 and 1997, and for the year ended June 30, 1995, for the nine months ended March 31, 1996 and for the year ended March 31, 1997, included in the Company's Registration Statement on Form S-4 (No. 333-26503), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such reports are based in part on the reports of Coopers & Lybrand L.L.P., independent accountants, with respect to the consolidated financial statements of Microsurge, Inc., as of March 31, 1996 and 1997 and for the year ended December 31, 1995, the nine months ended March 31, 1996 and the year ended March 31, 1997 (not separately included or incorporated herein) and the report of KPMG Peat Marwick LLP, independent auditors with respect to the consolidated financial statements of Dacomed Corporation for the year ended June 30, 1995 (not separately included or incorporated herein). The consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


     The consolidated financial statements of X-Cardia Corporation at December 31, 1996, and for the period from inception (February 13, 1996) through December 31, 1996, incorporated by reference herein from the Company's Registration Statement on Form S-4 (No. 333-26503) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Richard-Allan Medical Industries, Inc., as of June 30, 1995 and March 31, 1996 and for the years ended June 30, 1994 and 1995 and for the nine months ended March 31, 1996, incorporated by reference herein from the Company's Registration Statement on Form S-4 (No. 333-26503) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    3
Warrants..............................    4
Risk Factors..........................    5
Use of Proceeds.......................   12
Price Range of Common Stock and
  Dividends...........................   13
Selling Security Holders..............   14
Description of Capital Stock..........   15
Plan of Distribution..................   20
Legal Matters.........................   21
Experts...............................   21

======================================================

======================================================

                                   UROHEALTH
                                 SYSTEMS, INC.

                                110,000 WARRANTS

                         996,600 SHARES OF COMMON STOCK
                         ------------------------------

                                   PROSPECTUS
                         ------------------------------
                                         , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the offer and sale of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

    Registration Fee..........................................................  $   1,359
    Legal Fees and Expenses...................................................      5,000
    Blue Sky Fees and Expenses................................................      5,000
    Accounting Fees and Expenses..............................................     20,000
    Printing and Engraving Expenses...........................................     20,000
    Transfer Agent and Registrar Fees.........................................      3,000
    Miscellaneous.............................................................     20,641
                                                                                ---------
      Total...................................................................  $  75,000
                                                                                 ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL") which provides for indemnification of directors and officers in certain circumstances.

     The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director of the Company except for liability (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL (unlawful payment of dividends), or (iv) for any transaction from which such director derived an improper personal benefit.

     The Company is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director or officer of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the full extent permitted by law.

     The Registrant has entered into agreements with certain directors and officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts to the fullest extent permitted by law incurred in connection with any proceeding to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted honestly and in good faith with a view to the best interests of the corporation.

     There are directors' and officers' liability insurance policies presently in force insuring directors and officers of the Registrant and its subsidiaries.

ITEM 16. EXHIBITS


EXHIBIT
NUMBER                                          EXHIBIT
------     ----------------------------------------------------------------------------------
  3.1      Certificate of Incorporation of Urohealth Systems, Inc., as amended through May 9,
           1996. Incorporated by reference to Exhibit 3.1 of the Company's Annual Report on
           Form 10-K for the fiscal period ended March 31, 1996.
  4.1      Form of Certificate for Common Stock. Incorporated by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K for the fiscal period ended March 31,
           1996.
  4.2      Rights Agreement. Incorporated by reference to Exhibit 4.1 to the Registrant's
           Current Report on Form 8-K dated May 20, 1993 (the "May 20, 1993 Form 8-K").
  4.3      Form of Rights Certificate. Incorporated by reference to Exhibit 4.2 to the
           Registrant's May 20, 1993 Form 8-K.
  4.4      Warrant Agreement, dated April 10, 1997, between Urohealth Systems, Inc. and The
           Bank of New York, as warrant agent. Incorporated by reference to Exhibit 4.4 of the Company's Current Report on Form 8-K dated April 28, 1997.
  4.5      Warrant Registration Rights Agreement, dated April 10, 1997, between Urohealth
           Systems, Inc. and Bear, Stearns & Co. Inc. Incorporated by reference to Exhibit
           4.5 of the Company's Current Report on Form 8-K dated April 28, 1997.
  5.1      Opinion of Kevin M. Higgins, Esq.**
 23.1      Consent of Ernst & Young LLP.
 23.2      Consent of Ernst & Young LLP.
 23.3      Consent of Ernst & Young LLP.
 23.4      Consent of Coopers & Lybrand L.L.P.
 23.5      Consent of KPMG Peat Marwick LLP.
 23.6      Consent of Kevin M. Higgins, Esq. (included in Exhibit 5.1)**
 24.1      Power of Attorney of certain officers and directors (included in Part II to the
           Registration Statement).**


---------------


** Previously filed.


ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (d)(1)(i) and (d)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newport Beach, State of California, on September 10, 1997.


                                          UROHEALTH SYSTEMS, INC.

                                          By: /s/  CHARLES A. LAVERTY
                                            ------------------------------------
                                            Charles A. Laverty
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                 SIGNATURES                               TITLE                     DATE
---------------------------------------------  ---------------------------  --------------------
           /s/ CHARLES A. LAVERTY              Chairman of the Board and      September 10, 1997
---------------------------------------------  Chief Executive Officer
             Charles A. Laverty                (Principal Executive
                                               Officer)

            /s/ JOSEPH T. ARTINO               Assistant Treasurer            September 10, 1997
---------------------------------------------  (Acting Principal Financial
              Joseph T. Artino                 Officer and Acting
                                               Principal Accounting
                                               Officer)
                      *                        Director                       September 10, 1997
---------------------------------------------
               Abbey J. Butler

                      *                        Director                       September 10, 1997
---------------------------------------------
               John Chamberlin

                      *                        Director                       September 10, 1997
---------------------------------------------
              Robert N. Elkins

                      *                        Director                       September 10, 1997
---------------------------------------------
              Melvyn J. Estrin

                      *                        Director                       September 10, 1997
---------------------------------------------
               C. Sage Givens

                      *                        Director                       September 10, 1997
---------------------------------------------
              Lawrence Goelman

                      *                        Director                       September 10, 1997
---------------------------------------------
              Michael S. Gross

                      *                        Director                       September 10, 1997
---------------------------------------------
            Richard R. Newhauser

                 SIGNATURES                               TITLE                     DATE
---------------------------------------------  ---------------------------  --------------------

                      *                        Director                       September 10, 1997
---------------------------------------------
             Francis J. Tedesco

*By: /s/ CHARLES A. LAVERTY                                                   September 10, 1997
     ----------------------------------------
     Charles A. Laverty
     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                                           SEQUENTIALLY
NUMBER                                  DESCRIPTION                               NUMBERED PAGE
------     ---------------------------------------------------------------------  -------------
  3.1      Certificate of Incorporation of Urohealth Systems, Inc., as amended through May 9, 1996. Incorporated by reference to Exhibit 3.1 of the
           Company's Annual Report on Form 10-K for the fiscal period ended
           March 31, 1996.
  4.1      Form of Certificate for Common Stock. Incorporated by reference to
           Exhibit 4.1 of the Company's Annual Report on Form 10-K for the
           fiscal period ended March 31, 1996.
  4.2      Rights Agreement. Incorporated by reference to Exhibit 4.1 to the
           Registrant's Current Report on Form 8-K dated May 20, 1993 (the "May
           20, 1993 Form 8-K").
  4.3      Form of Rights Certificate. Incorporated by reference to Exhibit 4.2 to the Registrant's May 20, 1993 Form 8-K.
  4.4      Warrant Agreement, dated April 10, 1997, between Urohealth Systems,
           Inc. and The Bank of New York, as warrant agent. Incorporated by reference to Exhibit 4.4 of the Company's Current Report on Form 8-K
           dated April 28, 1997.
  4.5      Warrant Registration Rights Agreement, dated April 10, 1997, between
           Urohealth Systems, Inc. and Bear, Stearns & Co. Inc. Incorporated by
           reference to Exhibit 4.5 of the Company's Current Report on Form 8-K
           dated April 28, 1997.
  5.1      Opinion of Kevin M. Higgins, Esq.**
 23.1      Consent of Ernst & Young LLP.
 23.2      Consent of Ernst & Young LLP.
 23.3      Consent of Ernst & Young LLP.
 23.4      Consent of Coopers & Lybrand L.L.P.
 23.5      Consent of KPMG Peat Marwick LLP.
 23.6      Consent of Kevin M. Higgins, Esq. (included in Exhibit 5.1)**
 24.1      Power of Attorney of certain officers and directors (included in Part
           II to the Registration Statement).**


---------------


** Previously filed.